                              SEPARATION AGREEMENT
                 BETWEEN RICHARD B. GOLDMAN AND PEGASYSTEMS INC.

         This Separation Agreement (hereinafter "Agreement") is entered into by and between Richard B. Goldman, an individual residing at 90 Westerly Road, Weston, Massachusetts 02493 ("Goldman"), and Pegasystems Inc., a Massachusetts corporation with its principal place of business at 101 Main Street, Cambridge, Massachusetts 02142 ("Pegasystems").

         WHEREAS, Goldman is employed as Vice President and Chief Financial Officer of Pegasystems;

         WHEREAS, Goldman's employment with Pegasystems will terminate on June 30, 1999, or such earlier date that Pegasystems may, in its sole discretion, specify (the date of such termination being herein referred to as the "Separation Date"); and

         WHEREAS, Goldman and Pegasystems wish to sever their relationship on terms acceptable to each other and to resolve amicably all issues arising out of Goldman's employment with Pegasystems;

         NOW, THEREFORE, in recognition of the mutual covenants contained herein, Goldman and Pegasystems hereby agree as follows:

         1. PEGASYSTEMS' DUTIES. In consideration of the promises made by Goldman in this Agreement, Pegasystems agrees as follows:

                  a. To continue Goldman's current gross salary of $240,000, paid at a rate of $10,000 semi-monthly, less applicable deductions, for the six month-period commencing on the Separation Date (the "Severance Period").

                  b. Following the Separation Date, Goldman will have the right to elect to continue group medical and dental insurance (collectively "health benefits") pursuant to the federal law known as COBRA. If Goldman should elect to continue health benefits, Pegasystems shall pay directly the premium costs for the continuation of each of the health benefits, subject to any co-payments that Goldman would have paid if his employment would have continued, if applicable (a) through the end of the Severance Period or (b) until such time as Goldman commences substantially full-time employment offering comparable health benefits or (c) until such time as Goldman becomes ineligible to receive COBRA benefits, whichever of the foregoing alternatives occurs first. Pursuant to applicable benefit plan terms and benefit plan practices, Goldman's eligibility to participate in Pegasystems' other employee benefit plans and programs will cease as of the Separation Date and his right to benefits, if any, will be governed by the terms of those benefit plans and programs.

                  c. To provide Goldman with outplacement services of his choosing, and to advance funds for such purpose upon presentation of invoices, to a maximum amount of $25,000.

                  d. To defend and indemnify Goldman in connection with any and all claims, causes of action, or liabilities of any type arising out of Goldman's employment with Pegasystems, and to advance legal fees and expenses resulting from Goldman's retention of counsel in any investigation, litigation, prosecution, or any other activity arising out of Goldman's employment with Pegasystems, to the fullest extent permitted under the Massachusetts Business Corporation Law section 67 and Pegasystems' By-Laws; provided, however, that in no event shall Pegasystems be obligated to defend and indemnify Goldman with respect to any action, suit, proceeding, or claim brought by Pegasystems against Goldman pursuant to this Agreement.

                  e. To give Goldman at least seven (7) days' advance notice of the Separation Date (if the Separation Date is earlier than June 30,
         1999).

         2. GOLDMAN'S DUTIES. In consideration of the promises made by Pegasystems in this Agreement, Goldman covenants and agrees as follows:

                  a. To remain in the position of Vice President and Chief Financial Officer of Pegasystems until the Separation Date, and to fulfill all duties consistent with that position;

                  b. To assist Pegasystems on a consulting basis, as may be reasonably required from time to time, during the Severance Period, subject to his availability, at a rate of $200 per hour, plus expenses;

                  c. To refrain from making any false or disparaging comments about Pegasystems or any present or former director, officer or employee of Pegasystems;

                  d. To cooperate fully with Pegasystems with respect to all matters arising during or related to his employment, including without limitation, all matters in connection with the defense or prosecution of any claim or action, governmental investigation, litigation, or regulatory or other proceeding which already has arisen or which may arise in the future. Goldman's full cooperation in connection with such matters shall include, without implication of limitation, being available to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness when requested by Pegasystems. Pegasystems agrees to reimburse Goldman for any reasonable out-of-pocket expenses incurred in connection with such cooperation, subject to reasonable documentation. If Goldman's cooperation is required at any time after the Separation Date, Pegasystems will reimburse him for any time reasonably spent by him in connection with such cooperation at the hourly consulting rate referenced in Section 2(b) above, which approximates in hourly terms Goldman's salary during his employment with Pegasystems.

         3. PEGASYSTEMS' RELEASE. In consideration of the promises made by Goldman in this Agreement, Pegasystems hereby fully and finally releases and discharges Goldman from any claim or claims, causes of action, or liabilities of any type arising out of Goldman's employment with Pegasystems, or any acts or conduct during such employment, or any other occurrence, whether known or unknown, asserted or unasserted, from the beginning of time to the date of this Agreement, except however, that this shall not release Goldman from performance of his duties under this Agreement or from any and all claims, causes of action or liabilities arising out of any acts or omissions by Goldman in violation of law or Pegasystems' Code of Conduct or not undertaken in good faith and in the reasonable belief that they were in the best interests of Pegasystems.

         4. GOLDMAN'S RELEASE. In consideration of the promises made by Pegasystems in this Agreement, Goldman hereby fully and finally releases and forever discharges Pegasystems and all of its past and present directors, shareholders, officers, employees, agents, successors and assigns, and all others connected with any of them, both individually and in their official capacities from any and all claims, causes of action, or liabilities of any type arising out of Goldman's employment with Pegasystems, whether known or unknown, asserted or unasserted, including but not limited to claims that have been or could have been asserted under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act, the Equal Pay Act, the Fair Labor Standards Act, The Civil Rights Act of 1871, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Massachusetts Fair Employment Practice Act, the Massachusetts Equal Rights Act, the Massachusetts Civil Rights Act, or any other state, federal, or municipal employment discrimination statute (including but not limited to claims based on age, sex, attainment of benefit plan rights, race, religion, handicap, retaliation, and veteran status), or any other federal state, or local statute, law, ordinance, regulation or pursuant to any other theory whatsoever, including but not limited to claims related to implied or express employment contracts, defamation, public policy, tort law, common law theories, or pursuant to any other theory or claim whatsoever, arising out of or related to his employment with Pegasystems or any other occurrence from the beginning of time to the date of this Agreement, whether presently asserted or otherwise, and it is expressly understood that this Agreement is a general release, except however, that this shall not release Pegasystems from performance of its duties under this Agreement.

         5. RELEASE AS TO BOTH PARTIES. It is the intention of the parties in executing this Agreement that it shall be effective as a bar to each and every claim, demand, and cause of action herein above described. The parties expressly agree that this Agreement shall be given full force and effect according to each and all of its terms and provisions, including but not limited to the releases contained in this Agreement. The parties specifically acknowledge that the release is an essential and material term of this Agreement and that no agreement could have been reached by the parties without such release.

         6. CONFIDENTIALITY. Goldman and Pegasystems agree to keep confidential the terms of this Agreement, and will not disclose them to any persons except their tax advisors, legal counsel, or as otherwise required in by court order, statutory or regulatory requirement, or by other force of law.

         7. ADMISSIBILITY. The parties agree and acknowledge that this Agreement does not constitute, is not intended to be, and shall not be construed, interpreted, or treated in any respect as an admission of liability or wrongdoing by either party. Both parties further agree that this Agreement shall not be admissible in any proceeding for any purpose, except in an action to enforce it.

         8. INTEGRATION. This Agreement sets forth the entire agreement between the parties concerning the subject matter hereof and supersedes any written or oral understanding, promise or agreement which is not referred to and incorporated herein. Goldman and Pegasystems acknowledge that no promise or inducement or statement of intention other than as stated in this Agreement has been offered for the Agreement and no other promises or agreements shall be binding unless reduced to a writing signed by the parties, that explicitly refers to this Agreement.

         9. SEVERABILITY. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other parts shall remain fully valid and enforceable.

         10. CHOICE OF LAW AND FORUM. This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Massachusetts and United States of America. Goldman and Pegasystems hereby irrevocably submit in any suit, action, or proceeding arising out of or relating to this Agreement to the jurisdiction of the Commonwealth of Massachusetts Superior Court, Middlesex County, and waive any and all objections to jurisdiction that they may have under the laws of the Commonwealth of Massachusetts.

         11. NOTICE. Any notice or process to Goldman or Pegasystems in connection herewith, or in connection with any suit, action or proceeding arising out of or relating to this Agreement, may be by certified mail, postage prepaid, to the address hereinabove set forth, with the same effect as though served on the person.

         12. SEPTEMBER 14, 1998 LETTER AGREEMENT. Reference is made to that certain letter agreement dated September 14, 1998 by and between Goldman and Pegasystems the provisions of which shall remain in full force and effect and are incorporated herein. Pegasystems shall be entitled to immediate injunctive relief for any breach or threatened breach of such provisions.

         13. CONSTRUCTION. Pegasystems and Goldman acknowledge that each of the parties participated jointly in the negotiation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         14. AMENDMENT. No amendment of any provision of this Agreement will be valid unless the same shall be in writing and signed by each of the parties. No waiver by any party of any default hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         15. THIRD PARTY INQUIRIES. Goldman and Pegasystems agree to negotiate in good faith a written statement regarding the reason(s) for the termination of Goldman's employment with Pegasystems (the "Statement"). All communications by Goldman and Pegasystems with any party inquiring as to such matter shall be consistent with the Statement.

         16. MISCELLANEOUS. Goldman affirms that prior to his execution of this Agreement, he has been advised to consult with a legal advisor of his choosing concerning its terms, and that he has done so. Goldman further affirms that he has been given the right to not less than twenty-one (21) days to review and consider this Agreement prior to his execution hereof, and acknowledges his right to revoke the Agreement for a period of seven (7) days following his execution hereof. This Agreement shall not be effective or enforceable until the 7-day revocation period has passed. Goldman further states and represents that he has carefully read this Agreement, understands its contents and effect, and agrees to all of its terms, including the release of claims referenced in
Section 4, freely and voluntarily. This Agreement shall have the effect of an instrument executed under seal and shall be binding upon Goldman's heirs, executors, administrators or other legal representatives and the successors and assigns of Pegasystems. This Agreement may be executed in one or more counterparts, and with counterpart signature pages, each of which shall be an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, Goldman and Pegasystems have executed this Agreement in duplicate (each of which duplicate shall be deemed an original), on the dates written below.

Richard B. Goldman                      Pegasystems Inc.



/s/ Richard B. Goldman                  /s/ Alan Trefler
------------------------------          -----------------------------------
                                        Alan Trefler, President and CEO


May 10, 1999                            May 10, 1999